Exhibit 5.3

5 November 2024

DBSD Services Limited 5 Aldermanbury Square 13th Floor London EC2V 7HR

(together, “you” or “your”)

DBSD Services Limited (the “Company”)

We have acted as English legal advisers to the Company in connection with offers for any and all of the outstanding 0% Convertible Notes due 2025 and 3.375% Convertible Notes due 2026 (the “Outstanding Securities”) of DISH Network Corporation in exchange for consideration consisting of, with respect to each series of the Outstanding Securities, newly issued debt securities of EchoStar Corporation (the “Exchange Notes”; collectively, the “Exchange Offer”). Terms used but not otherwise defined in this opinion shall have the meanings given to them in the Opinion Documents (as defined below) and Appendix 1 (as the case may be).

This opinion is limited to English law. We do not undertake to advise you of any changes in our opinions expressed in this letter resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. This opinion is given on the basis that it will be governed by, and construed in accordance with, English law and that any dispute arising out of, or in connection with, it shall be subject to the exclusive jurisdiction of the English courts.

For the purposes of this opinion, we have examined each of the documents listed in Appendix 1.

(a)	On 1 November 2024 we carried out a search of the Companies House online database and on 1 November 2024 we carried out a search of the filing history page of the Companies House online database in respect of DBSD Services Limited (the “Company Searches”). The Company Searches did not reveal:

(i)            any current order or resolution for the winding-up of the Company;

(ii)            any current order for the administration of the Company;

(iii)	any current notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator; or

(iv)         any current order for a moratorium in respect of the Company.

(b)	On 1 November 2024 at 11:33 a.m. London time an information services provider on our behalf made an enquiry of the Central Registry of Winding-up Petitions of the High Court (the “Winding-up Enquiry”) which indicated that no petition for the winding-up of the Company has been presented.

5 November 2024

On the assumptions set out in Appendix 2 and subject to the qualifications set out in Appendix 3, we are of the opinion that:

1.	the Company is incorporated in England and Wales and registered in England and Wales as a private limited company.

2.	the Company has the requisite corporate capacity and power to enter into the Opinion Documents to which it is a party and to perform its obligations thereunder.

3.	the execution by the Company of the Opinion Documents to which it is a party has been duly authorised by all necessary corporate actions on the part of the Company and the execution and performance of the Opinion Documents by the Company does not conflict with or result in any breach or violation by the Company of any term of its articles of association or of any law in force in England applicable to companies generally.

This letter is given solely in connection with the issue of the Exchange Notes. We consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are “experts” in relation to any matters relating to the Opinion Documents, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the United States Securities and Exchange Commission Form S-4 Registration Statement relating to the Exchange Offer (the “Registration Agreement”), other than those matters governed by the laws of England and Wales.

Yours faithfully,

/s/ White & Case LLP

JG

Appendix 1

List of Documents Examined

1.	The form of indenture filed as Exhibit 4.1 to the Registration Statement including the Guarantees relating to the exchange notes.

2.	The form of indenture filed as Exhibit 4.3 to the Registration Statement including the Guarantees relating to the convertible notes.

Paragraph 1 and paragraph 2 above are the “Opinion Documents”.

3.	A copy of the written resolutions of the sole director of DBSD Services Limited at which a resolution was passed approving transactions contemplated by the Opinion Documents and approving the terms and authorising the execution of the Opinion Documents (the “DBSD Board Resolutions”).

4.	A copy of the written resolutions of the shareholders of DBSD Services Limited at which a resolution was passed approving transactions contemplated by the Opinion Documents and approving the terms and authorising the execution of the Opinion Documents (the “DBSD Shareholder Resolutions”).

5.	A copy of the certificate of an authorised signatory of DBSD Services Limited related to the DBSD Board Resolutions, the DBSD Shareholder Resolutions and the constitutional documents of DBSD Services Limited.

Appendix 2

Assumptions

1.	All signatures (including electronic signatures), stamps and seals are genuine, all documents submitted to us as originals are authentic and complete, all documents or extracts of documents submitted to us as copies or received by facsimile transmission or in portable document format (PDF) conform to the paper form originals and the person who has delivered or transmitted documents or extracts of documents to us was authorised to do so by the parties thereto and the person, if other than the person whose signature it purports to be, who affixed any electronic signature to the Opinion Documents on behalf of another person, had the authority of the latter person to do so.

2.	Any document examined by us in an unexecuted form will be or has been executed in the same form and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us.

3.	Save that this assumption does not apply to the Company, each of the parties to the Opinion Documents has the capacity and authority to execute, deliver, and perform the same and has validly authorised, duly executed and delivered the Opinion Documents according to all applicable laws.

4.	The Opinion Documents have been duly executed on behalf of the Company by the person authorised by the DBSD Board Resolutions passed at the relevant meeting referred to above.

5.	The DBSD Board Resolutions and the DBSD Shareholder Resolutions as specified in Appendix 1 are a true record of the matters described therein. The DBSD Board Resolutions and the DBSD Shareholder Resolutions were duly adopted, has not been amended or rescinded and is in full force and effect.

6.	In resolving to enter into the Opinion Documents, the sole director of the Company acted in good faith to promote the success of the Company for the benefit of its members and in accordance with any other duty, breach of which could give rise to the Opinion Documents and the related transactions being avoided.

7.	The information revealed by the Company Searches was accurate in all respects and has not, since the time of such search, been altered.

8.	The information provided by the information services provider in respect of the Winding-up Enquiry was accurate in all respects and has not, since the time of such enquiry, been altered.

9.	The Company was not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 at the time it entered into any of the Opinion Documents and the Company will not as a result of entering into the Opinion Documents or the transactions contemplated thereby be unable to pay its debts within the meaning of that section.

10.	The Company is not in any form of insolvency or analogous process in any jurisdiction including, without limitation, the passing of a resolution for its voluntary winding up, the presentation of a petition, an application or order being made by a court for its winding up, dissolution or administration or the commencement of a moratorium and no receiver, trustee, administrator (whether out of court or otherwise), monitor or similar officer has been appointed in relation to the Company or any of its assets.

11.	Any requirement or provision of law of any jurisdiction (other than England) which might affect the legality or binding effect of the Opinion Documents or the enforceability thereof in any jurisdiction has been complied with.

12.	Where there are any arrangements involving any of the parties to the Opinion Documents none of them modify or supersede any of the respective terms of the Opinion Documents or affect the conclusions in this opinion.

13.	We assume that the entry into the Opinion Documents by the Company, the assumption of its obligations thereunder and the consummation by the Company of the transactions contemplated therein does not constitute the giving of financial assistance in contravention of Section 678 or Section 679 of the Companies Act.

14.	In so far as this opinion relates to the obligations of and guarantees and security given by the Company under the Opinion Documents, such obligations, guarantees and security have been entered into or given in good faith and for the purposes of carrying on the Company’s business and that there are reasonable grounds for believing that the giving of such guarantee and security will promote its success for the benefit of the members as a whole.

15.	No law of any jurisdiction other than England or the interpretation of any provisions of the Opinion Documents under any law of any jurisdiction other than England would render the execution and delivery of the Opinion Documents by any party thereto, the performance of any obligations thereunder or the consummation of the transactions contemplated thereby, illegal or ineffective, or unenforceable or otherwise affect the conclusions of this opinion.

16.	The Opinion Documents constitute the entire agreement between the parties thereto and there are no other arrangements involving any of the parties to the Opinion Documents which modify or supersede any of their respective terms or which would affect the conclusions in this opinion.

Appendix 3

Qualifications

1.	The term “enforceable”, as used in this opinion, means that obligations assumed by the Company under the Opinion Documents to which it is a party are of a type which English courts and/or arbitral tribunals applying English law enforce and not that those obligations will necessarily be enforced, whether in court or arbitral proceedings in England or elsewhere, in accordance with their terms.

2.	The manner and extent to which the Opinion Documents are enforceable may be affected:

(a)	by laws relating to bankruptcy, insolvency, liquidation, administration, receivership, reorganisation, reconstruction (including, in relation to non-UK financial institutions, the Bank Recovery and Resolution Directive (Directive 2014/59/EU) as implemented in the relevant Member State), voidable transactions, moratoria or similar laws generally relating to or otherwise affecting creditors’ rights generally;

(b)	by the way in which the English courts and/or any arbitral tribunal applying English law exercise their inherent discretions;

(c)	by principles of English law limiting the enforcement or validity of certain terms;

(d)	by the implication of contractual terms by the English courts or by any arbitral tribunal applying English law;

(e)	by provisions of English law applicable to the vitiation, modification or discharge of contracts;

(f)	where the rights and obligations of the respective parties thereunder may be held to have been suspended, impaired or waived by representation, conduct or delay;

(g)	where, in the case of any guarantee or surety obligation, equitable defences may relieve a person of such obligations;

(h)	by a finding by the English courts or any arbitral tribunal applying English law that a provision of any of the Opinion Documents constitutes a penalty; and

(i)	by the interpretation or application of English law by an arbitral tribunal seated in England which is not bound by conflicts of laws as applied by an English court and therefore may differ to the manner in which an English court applies English conflicts of laws rules.

3.	Where there is a valid jurisdiction clause in favour of the English courts, the exercise of jurisdiction by the English courts is subject to the following:

(a)	an English court will generally only exercise jurisdiction to hear a case and give judgment against a defendant if the defendant has been served with the court proceedings or the court has dispensed with service and consequently where the defendant or its agent cannot be served and service has not been dispensed with, the English courts may not exercise jurisdiction;

(b)	an English court may refuse to assume or exercise jurisdiction when it concludes that it is required to do so by the Civil Jurisdiction and Judgments (Amendment) (EU Exit) Regulations 2019 or the Civil Jurisdiction and Judgments (Hague Convention on Choice of Court Agreements 2005) (EU Exit) Regulations 2018; and

(c)	an English court may stay proceedings on case management grounds if concurrent proceedings are being brought elsewhere.

4.	Claims under the Opinion Documents may become subject to a defence of set-off or satisfaction of a counterclaim or time barred under applicable limitation legislation.

5.	Any disposition of a company’s property (which may include the grant of security) made after the presentation of a winding up petition against such company will be void unless a court orders otherwise.

6.	We do not express any opinion as to the validity or efficacy of any provisions of the Opinion Documents which may circumvent fundamental insolvency law principles including, without limitation, those of mandatory set off and pari passu distribution to creditors, pursuant to the principles of public policy relating to insolvency law. In particular, the effectiveness of contractual subordination arrangements under English law is not definitively established either in legislation or in case law.

7.	We express no opinion on any provision of an Opinion Document governed by, or interpreted or construed in accordance with, any law other than English law.

8.	We express no opinion on the legal validity and the enforceability of the Opinion Documents.

9.	The conclusions expressed in this opinion may be affected by the laws relating to recovery and resolution including the Bank Recovery and Resolution Directive (Directive 2014/59/EU, as amended), and (with respect to UK financial institutions only) the Banking Act 2009 and Part 12A of FSMA, the Financial Services Act 2012, those made under the European Union (Withdrawal) Act 2018 and any secondary legislation, instruments, rules and orders made or which may be made under, or to give effect to, any of them.

10.	We express no opinion as to the effect of any calculations (whether expressed in figures or words), formulae (whether expressed in figures or words), quantifications, diagrams, tables, technical specifications contained in the Opinion Documents, including whether or not any of the foregoing achieve the intended or desired legal and/or commercial effect of the parties to the Opinion Documents.

11.	Any provisions in the Opinion Documents which amount to agreements to agree may not be enforceable, and we express no opinion on their enforceability.

12.	The Company Searches are not capable of revealing conclusively whether or not:

a)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

b)	an administration order has been made;

c)	a moratorium has commenced; or

d)	a receiver, administrative receiver, administrator, liquidator or monitor has been appointed,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, the Company Searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented or an application for a moratorium (or an extension to an existing moratorium) has been filed.

13.	The Winding-up Enquiry relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made.

14.	The term “performance” as used in this opinion means that obligations assumed by the Company under the Opinion Documents are of a type which may be legally performed. We do not express any opinion as to the manner in which any of the obligations in the Opinion Documents are actually performed by the Company.

15.	We express no opinion as to the provisions of the Opinion Documents to the extent it purports to declare or impose a trust in respect of any payments or assets received by any person.

16.	Any guarantee or security given by a subsidiary may be unenforceable if giving that guarantee or security amounts to an unlawful distribution to its shareholders or a reduction in its capital. There are no decided cases on the point but, in our opinion if the directors of a company reasonably decide that no provision should be made in the financial statements of a company for their contingent liability under that guarantee or security, the giving of that guarantee or security should not amount to an unlawful distribution or reduction in capital.

17.	Any United Nations, United States, European Union or UK sanctions or other similar measures that may be applicable, directly or indirectly, to any party to the Opinion Documents, may result in the obligations of other parties to the Opinion Documents being unenforceable or void or otherwise affected.

18.	We express no opinion in respect of the tax treatment of, or transactions contemplated by, the Opinion Documents or on any issues related to taxation.

19.	We express no opinion as to the accuracy or truth of any representations and warranties made by any party to the Opinion Documents.

20.	The effectiveness of provisions exculpating or limiting a party from liabilities or duties otherwise owed by such party or limiting the remedies available to a party is limited by law and may not be upheld by the English courts.

21.	An agreement or a provision in the Opinion Documents that is deemed to lack sufficient certainty (either because such provision is too vague or because it is incomplete) may be void for uncertainty or otherwise unenforceable.

22.	Any national or international economic sanctions or other similar measures that may be applicable, directly or indirectly, to any party to the Opinion Documents, may result in the obligations of that party or parties to the Opinion Documents being unenforceable or void or otherwise affected and/or such parties being subject to civil and/or criminal penalties.